UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section §240.14a-12

Kopin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

KOPIN CORPORATION

125 North Drive, Westborough, Massachusetts 01581

April 15, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of KOPIN CORPORATION, to be held at 9:00 a.m. on Tuesday, May 21, 2019, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 (the “Meeting”).

The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 is also enclosed for your information.

Our Board of Directors encourages your participation in Kopin Corporation’s electoral process and, to that end, solicits your proxy with respect to the matters described in the Notice of Meeting and the Proxy Statement. You may submit your proxy by completing, dating and signing the enclosed Proxy Card and returning it promptly in the enclosed envelope. You may also vote by telephone or by the Internet, as described in the Proxy Statement. You are urged to vote by mail, telephone or Internet even if you plan to attend the Meeting.

Sincerely,

JOHN C.C. FAN Chairman

KOPIN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, May 21, 2019

Notice is hereby given that the 2019 Annual Meeting (the “Meeting”) of Stockholders of Kopin Corporation (the “Company”) will be held at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, on Tuesday, May 21, 2019, at 9:00 a.m., local time, to consider and act upon the following matters:

1.

To elect the seven (7) directors named in the accompanying proxy statement to serve on the Board of Directors of the Company each for a term expiring at the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

Stockholders of record at the close of business on Monday, April 1, 2019, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournments thereof. The enclosed proxy statement is being mailed to those stockholders on or about April 15, 2019. All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

JOHN C.C. FAN Chairman

Westborough, Massachusetts

April 15, 2019

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY PREVIOUSLY GIVEN BY YOU AND YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

KOPIN CORPORATION

125 North Drive

Westborough, Massachusetts 01581

PROXY STATEMENT

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholders Meeting to be Held on Tuesday, May 21, 2019. The Proxy Statement and our 2018 Annual Report to Stockholders are also available on our website at www.kopin.com/proxy

This proxy statement and proxy are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Kopin Corporation (the “Company”) for use at the 2019 Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, May 21, 2019, and at any adjournments, continuations or postponements thereof. This proxy statement, the accompanying proxy card and our Annual Report for the fiscal year ended December 29, 2018, are being first mailed to stockholders on or about April 15, 2019. The Meeting will be held at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110 on Tuesday, May 21, 2019, at 9:00 a.m.

All solicitation expenses, including costs of preparing, assembling and mailing proxy materials, will be borne by the Company. It is expected that solicitations will be made primarily by mail, but our directors, officers and other employees also may solicit proxies by telephone and in person, without additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy materials to be sent to their principals, and we will reimburse such persons for their reasonable expenses in so doing.

The close of business on Monday, April 1, 2019, has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were 83,438,120 shares of our common stock issued and outstanding and entitled to vote. Holders of shares of our common stock are entitled to one vote for each share owned as of the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Stockholders may vote by completing the enclosed proxy card and mailing it in the envelope provided, by using the toll-free telephone number provided on the proxy card, over the Internet, or in person at the Meeting. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on Monday, May 20, 2019. Any proxy submitted prior to the Meeting may be revoked at any time before it is voted by written notice of revocation received by the Secretary of the Company prior to the Meeting, by delivering a later dated proxy in accordance with the instructions on the enclosed proxy, by voting in person at the Meeting or by revoking a written proxy by request in person at the Meeting. If the proxy submitted is not so revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals that may properly come before the Meeting.

For Proposal 1, our Sixth Amended and Restated By-laws (the “By-laws”) provide a majority voting standard for election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of votes cast “FOR” a director nominee exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. Broker non-votes and abstentions will have no effect on the outcome of the vote for Proposal 1. Pursuant to our By-laws, each person who is nominated to stand for election as director must tender an irrevocable and executed letter of resignation in advance of the meeting for the election of directors. If an incumbent director nominee is not elected in an uncontested election and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board (excluding the nominee, if applicable) then will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, excluding the nominee, will act on the resignation and publicly disclose its decision in accordance with the By-laws.

Proposals 2 and 3 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on each such proposal. Abstentions will be counted for each of Proposals 2 and 3, and will have the same effect as a vote against the proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote of Proposal 2 or 3.

If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for purposes of establishing a quorum at the Meeting but will not be considered entitled to vote on such proposals and such “non-votes” will have no effect on the outcome of such proposals. Proxies marked as “abstain” as to one or more proposals will be counted as present for purposes of establishing a quorum at the Meeting and for the purpose of calculating the vote on such proposals. Such abstentions will have the effect of a vote against such proposals other than Proposal 1 (for which they will have no effect on the voting results).

The chairman of the Meeting or the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote have the power to adjourn the Meeting from time to time without notice other than announcement at the Meeting of the time and place of the adjourned meeting.

As of the date of this proxy statement, we do not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Annual Meeting of Stockholders. However, if any other matter properly comes before the Meeting, it is intended that the persons named as proxies in the enclosed proxy card, or their substitutes acting thereunder, will vote on any such matter in accordance with their best judgment.

Corporate Governance Matters

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table lists each of our current directors and provides membership information for each of the committees:

Name	Audit	Compensation	Nominating and Corporate Governance
John C.C. Fan
James K. Brewington			X
David E. Brook
Andrew H. Chapman	X	X
Morton Collins	X	X
Chi Chia Hsieh			X
Michael J. Landine	X		X

Corporate Governance Guidelines

Our Board has adopted written charters for each of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board also has adopted corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors, a policy on conflict minerals sourcing and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” A copy of any of these documents may be obtained, without charge, upon written request to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Corporate Governance Practices and Board Independence

Each year, our Board reviews the relationships that each director has with us and with other parties. With the exception of Dr. Fan, our Chief Executive Officer, only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”), and whom the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. Our Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include the members’ current and historic relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which a member of our Board is a director or executive officer. After evaluating these factors, our Board has determined that a majority of the members of the Board, namely James Brewington, David Brook, Andrew Chapman, Morton Collins, Chi Chia Hsieh and Michael Landine, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director and are independent directors of Kopin Corporation within the meaning of the applicable Nasdaq Rules.

In making its independence determinations, our Board considered transactions occurring since the beginning of 2016 between us and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to Kopin Corporation and a person or entity with a known connection to a director are presented to the Board for consideration. In making its subjective determination that each non-employee director is independent, our Board considered the transactions in the context of the Nasdaq Rules, the standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees, and the SEC and Internal Revenue Service standards for compensation committee members. Our Board’s independence determinations included reviewing the following transactions and relationships:

Dr. Hsieh is a director of a company, KoBrite Corp. (“KoBrite”), in which Kopin owns a minority interest. Dr. Hsieh is also a director of Bright LED, which is the majority owner of KoBrite. Mr. Brook, one of our directors, is a partner of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. During fiscal year 2018, we paid Hamilton, Brook, Smith & Reynolds P.C. fees for legal services of approximately $474,772.

Our Board noted that the fees paid to Hamilton, Brook, Smith & Reynolds P.C. were less than 5% of the firm’s revenue for the fiscal year 2018. Mr. Brook does not sit on any of the Company’s committees. Our Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.

Nomination and Election of Directors

When seeking candidates for director, the Nominating and Corporate Governance Committee (the “Nominating Committee”) may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The Nominating Committee may also ask the candidate to meet with our management. If the Nominating Committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the Nominating Committee believes it is in the best interests of Kopin Corporation and its stockholders to increase the number of board members, it will recommend that candidate’s election to the full Board.

Before nominating a sitting director for re-election at an annual stockholder meeting, the Nominating Committee will consider the director’s performance on the Board and whether the director’s re-election would be consistent with our corporate governance guidelines and our continued compliance with applicable laws, rules and regulations.

Our Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to us and may contribute to the success of our business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of our business. When considering candidates for director, the Nominating Committee takes into account a number of factors, which may include the following:

•	Independence from management;

•	Age, gender and ethnic background;

•	Relevant business experience;

•	Judgment, skill and integrity;

•	Existing commitments to other businesses;

•	Potential conflicts of interest;

•	Corporate governance background;

•	Financial and accounting background;

•	Executive compensation background; and

•	Size and composition of the existing Board.

Stockholder Proposals

The Nominating Committee will consider candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581, and include the following:

•	The name and address of the stockholder and a statement that he, she or it is one of our stockholders and is proposing a candidate for consideration by the Nominating Committee;

•

The class and number of shares of our capital stock owned by the stockholder as of the record date for the annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;

•	A description of the candidate’s business and educational experience;

•	The class and number of shares of our capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;

•

Information regarding each of the foregoing criteria the Board generally considers, other than the factors regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any of our customers, suppliers or competitors or any actual or potential conflict of interest;

•	A description of any relationship or understanding between the stockholder and the candidate; and

•	A written statement by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our By-laws, nominations for directors may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers to Kopin Corporation written notice along with the additional information and materials required by our By-laws not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2020, we must receive this notice no earlier than January 9, 2020, and no later than February 8, 2020 to be eligible for consideration at the annual meeting in 2020. You can obtain, without charge, a copy of the by-laws by writing to Kopin Corporation, c/o Investor Relations, 125 North Drive, Westborough, MA 01581.

Under our By-laws, stockholders may present proposals other than director nominations that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 75 days prior to the first anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2020, pursuant to the requirements in our By-laws, we must receive such notice no earlier than February 23, 2020 and no later than April 9, 2020, to be eligible for consideration at the annual meeting in 2020.

Under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) stockholders must deliver proposals to Kopin Corporation not later than November 29, 2019 if the proposal is submitted for inclusion in our proxy materials for the annual meeting in 2020.

Stockholder Communications with the Board

The Board has established a process for stockholders to send communications to our Board or any individual director. Stockholders may send written communications to the Board or any director to Kopin Corporation, Board of Directors, c/o Chief Financial Officer, 125 North Drive, Westborough, MA 01581.

Related Transactions

The Audit Committee reviews and approves certain transactions or relationships involving Kopin and its directors, executive officers and their affiliates. Kopin has adopted policies and procedures that apply to any transaction or series of transactions in which Kopin, or a subsidiary, is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. In reviewing a transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, the nature and terms of the transaction, the dollar value of the transaction, the business reasons for the transaction, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction. Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors prohibits any transaction or relationship that would create a conflict of interest, unless approved by the Board. Conflicts of interests are to be reported to the applicable employees’ immediate supervisor or our Chief Financial Officer.

Mr. Brook, one of our directors, is a principal and shareholder of the patent law firm of Hamilton, Brook, Smith & Reynolds P.C., which is our patent counsel. We have engaged Hamilton, Brook, Smith & Reynolds P.C. from time to time since 1984 and intend to continue to do so in the future. During fiscal year 2018, we paid Hamilton, Brook, Smith & Reynolds P.C. fees for legal services of approximately $474,772. Mr. Brook is not directly compensated by Hamilton, Brook Smith & Reynolds P.C. based on that firm’s work performed for the Company and does not routinely work on Company matters. Furthermore, Mr. Brook’s interest is approximately 10% of the law firm’s shareholder allocation and the fees paid by the Company to Hamilton, Brook, Smith & Reynolds P.C. in 2018 represented less than 5% of the law firm’s revenue for fiscal year 2018.

We do not currently provide personal loans to our executive officers or directors. Other than Proposal 1, none of our directors, executive officers or their associates have a substantial interest in any of the matters to be acted upon at the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-laws provide that the Board shall consist of not less than three nor more than thirteen directors. The Board has fixed the number of directors at seven. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to serve as director until the 2020 Annual Meeting of Stockholders and until their respective successors are elected and qualified. If any nominee is unavailable or unwilling to serve, such votes will be cast by the proxies either for a substitute nominee selected by the proxies or to fix the number of directors at a lesser number. Our Board currently has no reason to expect that any of the nominees will be unavailable or unwilling to serve. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Required Vote

The election of directors requires a majority voting standard for election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of votes cast “FOR” a director nominee exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election. Any “non-votes” and abstentions from voting received will have no effect on the outcome of this Proposal 1.

Pursuant to our By-laws, each person who is nominated to stand for election as director must tender an irrevocable and executed letter of resignation in advance of the Annual Meeting for the election of directors. If an incumbent director nominee is not elected in an uncontested election and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. The Governance and Nominating Committee (excluding the nominee, if applicable) then will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, excluding the nominee, will act on the resignation and publicly disclose its decision in accordance with the By-laws.

The Board of Directors has nominated and recommends that you vote “FOR” the election of each of the nominees listed below to serve as our Directors until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Set forth below are the name and age for each director nominee, his or her principal occupation and business experience during the past five years and the names of other publicly-traded companies of which he served as a director.

Name	Age	Served as Director Since	Position and Offices with the Company
John C.C. Fan	75	1984	President, Chief Executive Officer, Director and Chairman of the Board
James K. Brewington	75	2006	Director
David E. Brook	78	1984	Secretary and Director
Morton Collins	83	1985	Lead Independent Director
Chi Chia Hsieh	74	1995	Director
Richard Osgood	65	—	—
Scott Anchin	45	—	—

Beyond their general business acumen and insights, the Board of Directors believes the proposed directors bring the following skill sets and benefits to the Company:

John C.C. Fan – Dr. Fan is the Founder of Kopin Corporation and has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

James K. Brewington – Mr. Brewington served as president of Lucent Technologies Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture. Our products are designed for integration in or with wireless devices such as cell phones. Mr. Brewington provides general business counsel and specifically on the direction of wireless technologies used by us in developing our strategies.

David E. Brook – We make significant investments in researching and developing new technologies. Mr. Brook is a founder and principal of Hamilton, Brook, Smith & Reynolds P.C., a law firm specializing in intellectual property (IP) rights. Mr. Brook counsels the Company on developing IP strategies to protect our investments.

Morton Collins – Mr. Collins has served on the board of directors of several venture capital partnerships, private and public companies and has an extensive technology background. Mr. Collins provides us with counsel based on his experience in finance and company creation.

Chi Chia Hsieh – We have significant sales and investments in Taiwan, Korea, Japan and China, and a critical step in the production of our display products occurs in Taiwan. Dr. Hsieh provides us with counsel on Asian business practices and relationships with Asian business leaders.

Richard Osgood – Mr. Osgood’s significant experience in the capital markets and securities industry expertise, as well as his management and strategic experience which qualifies him to serve on our Board.

Scott Anchin – Mr. Anchin’s accounting, management and restructuring experience and background, and his expertise in advising companies and stakeholders in difficult circumstances qualify him to serve on our Board.

The Board considers diversity in terms of education, business experience and nationality when considering candidates for our Board. There are no family relationships among any of our directors, officers or nominees.

Background of Nominees for Director and Certain Officers

Nominees

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University. During the past five years, Dr. Fan has not served on the board of directors of any other public companies or registered management investment companies.

James K. Brewington, Director. Mr. Brewington has served as one of our directors since 2006. Mr. Brewington retired as President of Developing Markets at Lucent Technologies in 2007. Prior to heading Lucent’s Developing Markets group, Mr. Brewington served as president of that company’s Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. He began his career at AT&T in 1968, and over the ensuing years he has held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington is currently chairman of the Board of directors of New Edge Signal Solutions, a private company. During the past five years, Mr. Brewington has not served on the board of directors of any other public companies or registered management investment companies.

David E. Brook, Secretary and Director. Mr. Brook has served as one of our directors since 1984. Mr. Brook is a founder and principal of the intellectual property law firm Hamilton, Brook, Smith & Reynolds P.C. in Boston and Concord, Massachusetts. During the past five years, Mr. Brook has not served on the board of directors of any other public companies or registered management investment companies.

Morton Collins, Director. Mr. Collins has served as one of our directors since 1985 and was elected our Lead Independent Director in 2014. Mr. Collins received his PhD in Chemical Engineering from Princeton University and his PhD in Science from University of Delaware. From October 1968 to June 1974, Mr. Collins was the Founder and Chief Executive Officer of Data Science Ventures, Inc. (DSV I). He was a Founder of DSV Associates (DSV II); DSV Partners III (DSV III); DSV Partners IV (DSV IV) and has been the Managing Partner of each since their formation in 1974, 1981 and 1985 respectively. These organizations provide venture capital and management assistance to early-stage high-technology companies. In July of 1997, Mr. Collins became a Special Limited Partner of Cardinal Partners, the successor to the DSV series of partnerships. From 2003 to 2016, Mr. Collins was a General Partner of Battelle Ventures. In January of 2017, Mr. Collins founded M Collins Ventures, a venture capital fund of which he is the Managing Partner. Mr. Collins is currently a member of the board of directors of Inovio Pharmaceuticals, Inc., a public company. During the past five years, Mr. Collins has not served on the board of directors of any other public companies or registered management investment companies other than Inovio.

Chi-Chia Hsieh, Director. Dr. Hsieh has served as one of our directors since December 1995. Dr. Hsieh is currently the Vice Chairman and was previously the President of Microelectronics Technology Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is Chairman of the board of directors of IQE Taiwan, a Taiwan corporation in which we formerly were a majority stockholder until January 2013. Dr. Hsieh is also a member of the board of directors of BriteLED, a Taiwan Corporation publicly traded on the Taiwan Stock Exchange. Dr. Hsieh is currently a member of the board of directors of Microelectronics Technology Inc., Advanced Wireless Systems, Bright LED Electronics Corp., and Taiwan Cement Corporation, all public companies. Dr. Hsieh is also the Independent Director of Innolux Corporation, and Independent Director of AcBel Polytech Inc., both are public companies in Taiwan. During the past five years, Dr. Hsieh has not served on the board of directors of any other public companies or registered management investment companies.

Richard Osgood, Mr. Osgood retired in 2012 after serving as Head of Equity Capital Markets for Wedbush Securities since January 2009. Mr. Osgood joined Wedbush Securities when it acquired Pacific Growth Equities in 2009, which Mr. Osgood founded in 1991. Mr. Osgood served in various capacities with Pacific Growth Equities prior to its acquisition, including President, Chief Executive Officer, Chief Operating Officer, Chairman and Executive Chairman. Prior to founding Pacific Growth Equities, Mr. Osgood was the Head of Capital Markets, Sales and Trading at Volpe, Welty and Company, a company he also co-founded in 1986. Previously, Mr. Osgood held senior positions in institutional sales at Montgomery Securities, Rotan Mosely and Smith Barney. Mr. Osgood holds a B.A. in Psychology and a B.S. in Biology from the University of the South. Mr. Osgood is a Director of LRAD Corporation, a public company.

Scott Anchin, is a Partner at Cormont Strategic Services, LLC. Previously Mr. Anchin served as a Managing Director with Opportune LLP from March 2016 to October 2018, where he provided restructuring advisory services to companies and stakeholders in distressed situations. From 2009 to February 2016, Mr. Anchin was employed by Alvarez & Marsal North America, LLC, a global professional services firm specializing in turnaround and interim management and performance improvement. He is a non-practicing Certified Public Accountant in the State of New York and holds a B.S. in Accounting from the Wharton School of Business at the University of Pennsylvania and an M.B.A. with a concentration in Management from Columbia Business School. Mr. Anchin is a Director of LRAD Corporation, a public company.

Below are the biographies of current members of the Board who are not standing for reelection at the Meeting.

Andrew H. Chapman, Director. Mr. Chapman has served as one of our directors since 1985. From 2003 to the present, Mr. Chapman has been a private investor. Mr. Chapman has founded, managed, been a director of and/or invested in numerous technology start-up companies over the past 20 years. Mr. Chapman received a B.A. from Yale College and an MBA from The Wharton School of the University of Pennsylvania. During the past five years, Mr. Chapman has not served on the board of directors of any other public companies or registered management investment companies.

Michael J. Landine, Director. Mr. Landine has served as one of our directors since 2003. Mr. Landine is Senior Vice President of Corporate Development of Alkermes, Inc., where he has worked for over 20 years. Mr. Landine served for 10 years as the Chief Financial Officer and Treasurer of Alkermes. Mr. Landine worked for the international accounting firm Touche Ross & Co. During the past five years, Mr. Landine has not served on the board of directors of any other public companies or registered management investment companies other than GTC Biotherapeutics Inc., a publicly-traded biotechnology company, from 2005 to 2010.

Officers

John C.C. Fan, President, Chief Executive Officer, Chairman of the Board. Dr. Fan, age 75, has served as our Chief Executive Officer and Chairman of the Board since our organization in April 1984. He has also served as our President since July 1990. Prior to July 1985, Dr. Fan was Associate Leader of the Electronic Materials Group at MIT Lincoln Laboratory. Dr. Fan is the author of numerous patents and scientific publications. Dr. Fan received a Ph.D. in Applied Physics from Harvard University.

Richard A. Sneider, Treasurer and Chief Financial Officer. Mr. Sneider, age 58, has served as our Treasurer and Chief Financial Officer since September 1998. Mr. Sneider is a former Certified Public Accountant and was formerly a partner of the international public accounting firm, Deloitte & Touche LLP, where he worked for 16 years.

Hong Choi, Chief Technology Officer and Vice President. Dr. Choi, age 67, joined us as Chief Technology Officer in July 2000. Previously, Dr. Choi served as Senior Staff Member at MIT Lincoln Laboratory, where he worked for 17 years. Dr. Choi received a Ph.D. in Electrical Engineering from the University of California, Berkeley.

Boryeu Tsaur, Executive Vice President—Display Operations. Dr. Tsaur, age 63, joined us as Executive Vice President—Display Operations in July 1997. From 1993 to 1997, Dr. Tsaur served as Group Leader, Electronic Material Group, at MIT Lincoln Laboratory. Dr. Tsaur received a Ph.D. in Electrical Engineering from the California Institute of Technology.

Paul Baker, Strategic Business Officer. Mr. Baker, age 56, previously served as the Company’s Senior Vice President, Business Development since January 2017, and as Vice President, Business Development between March 2014 and December 2016. From 2007 to 2014, Mr. Baker served as Executive Vice President, Business Development & Sales at ZINK Imaging Co., a privately-held company headquartered in Billerica, Massachusetts that invented ZINK Zero Ink® Technology. Mr. Baker holds a B.A. in economics from Colby College and a M.B.A. from Boston University.

Board Structure and Risk

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. We believe this leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among the Chief Executive Officer and the Chief Financial Officer and the independent directors. Pursuant to our By-laws, our Board selects the Chairman and the Chief Executive Officer that it determines to be in the best interest of our stockholders. With the exception of Dr. Fan, each of the directors is independent under the Nasdaq Rules and the applicable SEC rules and regulations. Morton Collins is our Lead Independent Director. We believe that having a combined Chairman and Chief Executive Officer and independent chairs for each of our Board committees provides the best form of leadership for us. We have a single leader for our Company with oversight of our operations by experienced independent directors who have appointed three independent committee chairs.

We believe that our directors provide effective oversight of risk management functions. Annually, we perform a risk review where the management team evaluates the risks facing us in the upcoming year and over a longer term horizon, typically three years. From this risk assessment, we develop plans to deal with the risks identified. This risk assessment is provided to the Board of Directors and their input is reflected in the annual risk assessment. In addition, members of our management periodically present to the Board the strategies, issues and plans for the product lines they manage. The Compensation Committee also reviews our incentive plans to determine whether they result in management behavior that may result in additional risk beyond the plans’ intended purpose. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Board and Committee Meetings

During the fiscal year 2018, our Board held 5 meetings. For each director, overall attendance at Board meetings and relevant committee meetings, either in person or by conference call, was greater than 75%. All of our then directors attended the 2018 annual stockholder meeting except for Dr. Hsieh and Mr. Collins. Although we currently do not require our directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance.

Audit Committee: We have established a separately designated Audit Committee as defined by Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is composed of three directors; Morton Collins, Andrew H. Chapman and Michael J. Landine, each of whom the Board has determined is independent under the Nasdaq Rules and the applicable SEC rules and regulations. The Board has determined that Mr. Landine is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Our Board adopted an Audit Committee Charter which is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” Our Audit Committee Charter delegates to the Audit Committee the responsibility, among other things, to engage our independent auditors, review the audit fees, supervise matters relating to audit functions, review and set internal policies and procedure regarding audits, accounting and other financial controls, and review related party transactions. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP for fiscal year 2018. During the 2018 fiscal year, our Audit Committee met in person or through a conference call 5 times. One member participated in all five meetings and two members participated in four meetings.

Nominating and Corporate Governance Committee: Our Nominating and Corporate Governance Committee presently is composed of three directors, Mr. Brewington, Dr. Hsieh and Mr. Landine, each of whom the Board has determined is independent under applicable SEC and Nasdaq Rules. The Nominating and Corporate Governance Committee is responsible, among other things, for considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.kopin.com under the heading “Investors: Corporate Governance.” During the 2018 fiscal year, our Nominating and Corporate Governance Committee met in person or through a conference call one time and all three members participated in the meeting.

Compensation Committee: Our Compensation Committee presently is composed of two directors, Mr. Collins and Mr. Chapman, each of whom the board has determined is independent under applicable SEC and Nasdaq Rules. The charter of the Compensation Committee is available on our website at www.kopin.com under the heading “Investors: Corporate Governance.” During the 2018 fiscal year, our Compensation Committee met in person or through a conference call five times and both members participated at each meeting. The Compensation Committee is responsible for the approval of remuneration arrangements for our executive officers, review and approval of compensation plans relating to executive officers and directors, including grants of stock options, restricted stock and stock grants under our 2010 Equity Incentive Plan and other benefits and general review of our employee compensation policies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Kopin or any subsidiary of Kopin.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below contains information, as of the dates below, regarding the beneficial ownership of all those known to us to be a beneficial owner of more than 5% of our common stock as well as our directors and nominees, named executive officers and all of our executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent(2)
John C.C. Fan	5,109,769	6.1
James K. Brewington	140,000	*
David E. Brook	283,760	*
Andrew H. Chapman	164,876	*
Morton Collins(3)	319,500	*
Chi Chia Hsieh	256,000	*
Michael J. Landine	155,000	*
Richard Osgood	20,000	*
Scott Anchin	0	*
Bor Yeu Tsaur	301,599	*
Richard A. Sneider	263,245	*
Hong Choi	310,506	*
Paul Baker	152,853	*

All directors and executive officers as a group (11 persons)	7,477,109	9.0
AWM Investment Company(4)	6,564,694	7.9
Blackrock, Inc.(5)	9,503,672	11.4
Goertek Inc.(6)	7,589,000	9.1

*	Less than 1%
(1)	Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Percentages are based on 83,438,120 shares of our common stock outstanding as of April 1, 2019.
(3)	Included within Mr. Collins Beneficial Ownership are 177,000 shares held in trusts for which he disclaims beneficial ownership.
(4)

Based on information set forth in a Schedule 13G/A filed by AWM Investment Company on February 13, 2019. AWM Investment Company’s business address is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)	Based on information set forth in a Schedule 13G/A filed by Blackrock, Inc. on January 31, 2019. Blackrock, Inc.’s business address is 55 East 52 Street, New York, NY 10055.
(6)	Based on the sale of 7,589,000 shares of our common stock on April 20, 2017 to Goertek Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 furnished to us and written representations from our directors and executive officers and other information, we believe that none of our directors, executive officers or 10% stockholders, failed to file on a timely basis the reports required to be filed pursuant to Section 16 of the Exchange Act during the fiscal year 2018 except as follows: Each of our non-employee directors (Messrs. Brewington, Landine, Collins, Hsieh, Chapman and Brook) reported their annual stock grant of 10,000 shares of restricted stock for the fiscal year 2018, which were granted on May 9, 2018, on a Form 4 filed on July 5, 2018. In addition, Mr. Chapman did not file a Form 4 for the disposal of 2,000 shares on November 30, 2010.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following compensation discussion and analysis should be read in conjunction with our tabular disclosures, which directly follow the discussion, beginning on page 24 of this proxy statement.

This Compensation Discussion and Analysis (“CD&A”), describes the Company’s executive compensation program, philosophy and objectives as they related to our 2018 Named Executive Officers (“NEOs”). Our NEOs for 2018 were:

•	John C.C. Fan, President, Chief Executive Officer, Chairman of the Board

•	Richard A. Sneider, Treasurer and Chief Financial Officer

•	Boryeu Tsaur, Executive Vice President—Display Operations

•	Hong Choi, Chief Technology Officer

Executive Summary

Provided below are key Company performance and executive compensation highlights for 2018:

In 2018, we continued to make substantial progress to reinvent the Company as the leading provider of enterprise and consumer wearable technologies and solutions. Below is a summary of certain performance highlights that occurred in 2018:

•	We continued our efforts to commercialize our augmented and virtual reality display products by establishing supply chain relationships with new Chinese display foundries;

•	We demonstrated our high-brightness Lightning™ organic light emitting diode (OLED) 720p resolution (1280 x 720) display;

•

We entered into an agreement with JUTZE Intelligence Technology Co., Ltd., a leading Chinese inline inspection equipment manufacturer, to provide displays for their Mirage series of 3D SPI (Solder Paste Inspection) equipment;

•

We entered into an agreement to support the development and commercialization of the next generation of head mounted displays (HMD) designed for advanced medical and surgical applications with a new company Endopodium Inc;

•

We moved into volume production for the Family Weapon Sight Individual (FWS-i) program and continued shipping into the F-35 fighter jet program. We continued the development of the Family Weapon Sight Crew-Served (FWS-CS) program, which is scheduled for completion in 2019, and the U.S. Army armored vehicle program, which is scheduled for completion in 2020;

•	We had 41 patents granted and filed for 18 new applications. Overall, we have over 300 patents and patents pending, almost all of which are related to wearable applications.

Compensation Highlights:

Summarized below are highlights with respect to executive compensation in 2018:

•	Base salary increases of 2.5% were provided to the NEOs.

•

Our primary objectives continue to be technology and business development related milestones. Accordingly, the Compensation Committee awarded 40,000 shares of restricted stock, which would vest upon the achievement of certain milestones, to each of our NEOs, excluding our CEO, based on the Company’s performance against our strategic initiatives.

•

In conjunction with the extension of Dr. Fan’s employment agreement entered into on December 31, 2017 (the first day of fiscal year 2018), the Compensation Committee granted Dr. Fan 940,000 shares of restricted stock, 640,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $5.25 prior to the termination of Dr. Fan’s employment (the “$5.25 Award”); 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $6.00 prior to the termination of Dr. Fan’s employment (the “$6 Award”); and 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $7.00 prior to the termination of Dr. Fan’s employment (the “$7 Award”).

Key Compensation Governance Attributes:

Our pay practices emphasize good governance and market practice:

What We Do	What We Don’t Do
✓ Stock Ownership guidelines for the CEO and Non-Employee Directors ✓ Maintain a clawback policy ✓ Emphasize pay for performance ✓ Perform annual compensation risk assessment

☒   Employment agreements for anyone other than the CEO and the two former owners of NVIS, Inc who received agreements related to additional compensation if NVIS meets certain cash flow targets

☒   Excise tax gross-up provisions

☒   Executive perquisites

2018 Say on Pay Vote:

•

In 2018, our stockholders voted on our executive compensation program (also known as “Say on Pay”) for the eighth time and of the 35,429,602 votes returned, 21,116,080, or 59.6%, approved it. The Committee considered the results of this advisory vote as it continually evaluates the Company’s compensation programs and policies to ensure that the programs strike a balance between internal (business strategy) and external (stockholder) alignment.

Compensation Philosophy

We believe that our NEOs play a critical role in the operational and financial performance of our company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. We believe that the markets to which our products are targeted, specifically “Wearable Technologies” are in their early development stage. As the customer requirements are being defined, we need to adapt and refine our products which place greater emphasis on successful development efforts and less on operational metrics used by businesses who serve more traditional markets.

Accordingly, we attempt to strike a balance between lead (strategic initiatives) and lag (financial metrics) performance indicators. We believe it is more important to reward our strategic initiatives such as the development of new products and/or technology than financial metrics. We would expect, as the market begins to evolve, that a shift more towards financial metrics will take place. We do not believe in a “feast” or “famine” incentive philosophy based on a particular year’s operational metrics but rather a long-term sustainable compensation system.

As a result, we strive to counterbalance our employee retention objectives and pay-for-performance objectives. Historically we believe we have accomplished this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based retention compensation. There is no pre-established policy for the allocation between either cash or non-cash compensation, but we do emphasize long-term results over annual achievements.

We believe that the quality, commitment and performance of our executives are critical factors affecting our long-term value. Accordingly, our compensation objectives include:

•	aligning our executive interests with the Company’s goals and our stockholders’ interests;

•	retaining our executives and key employees; and

•	rewarding individuals for their performance.

In addition, we periodically use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Compensation Committee’s written charter, its responsibilities include establishing compensation policies for our directors and executive officers; reviewing and approving the Chief Executive Officer’s annual compensation; approving employment agreements or arrangements with executive officers; administering our 2010 Equity Incentive Plan and legacy equity award plans (the “Equity Plans”) and approving grants under these Equity Plans; and making recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee may delegate certain authority with respect to compensation matters to our executive officers.

The Compensation Committee considers the amounts and elements of compensation for our executive officers, both for the past and the upcoming fiscal year based on the following:

•	the Company’s next fiscal year’s forecasted development and financial results;

•	the evaluation and performance review process; and

•	the Compensation Committee members’ personal experience and trends identified in the peer group benchmarking analysis.

For all employees, other than our executive officers, Chief Executive Officer and Chief Financial Officer, the Compensation Committee approves ranges of merit increase, for example 2% to 3%, of base salary compensation based on recommendations from the Chief Executive Officer.

For all executive officers other than our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the base salary compensation based on recommendations from the Chief Executive Officer.

With respect to compensation of our Chief Executive Officer and Chief Financial Officer, the Compensation Committee establishes and approves the compensation determinations based on the Compensation Committee’s evaluation and performance reviews of our Chief Executive Officer and Chief Financial Officer.

A copy of the Compensation Committee charter is posted on our website, www.kopin.com, under the heading “Investors: Corporate Governance.” In 2018, our Compensation Committee consisted of Mr. Collins (Chair) and Mr. Chapman, each of whom is an independent director as determined by our Board, based upon the Nasdaq Rules and our independence guidelines.

The Role of Management

At the request of the Committee, NEOs of the Company may be present at Compensation Committee meetings for discussion purposes. However, they have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee. The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package, but ultimately, decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make decisions regarding other NEOs.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide input on trends in executive compensation and to obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. The Compensation Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless either internal factors, such as employee turn-over, or external factors, such as published reports in industry periodicals, indicate significant changes in executive compensation have taken place. In 2017 the Company engaged Radford, an Aon company (“Radford”) as the compensation consultant to provide the following services:

•	Recommend changes to the peer group of comparable companies;

•	Complete a competitive analysis of compensation for each executive utilizing comparable peer company compensation data;

•	Provide assistance with our long-term incentive strategy; and

•	Provide general executive compensation advice.

In addition, the Company asked Radford for assistance in benchmarking the compensation and long-term incentives of the CEO and other NEOs and computing the potential value of Dr. Fan’s post-employment medical benefits and to review a draft of the proxy statement.

The compensation consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Committee. The Compensation Committee has the sole authority to retain and terminate the compensation consultant and to approve the compensation consultant’s fees and all other terms of the engagement. The Committee exercised this authority to engage Radford as its independent compensation consultant and has direct access to the compensation consultant throughout the year. Radford serves as an advisor to the Compensation Committee on topics primarily related to Board and executive compensation. Radford does not provide us with any services other than the services provided at the request of the Compensation Committee.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Radford is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Radford in 2018 and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and by the SEC and the Nasdaq Global Market.

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Compensation Committee evaluates our overall performance during the year against development plans and annual budgets; evaluates the Chief Executive Officer’s achievements against the Board’s expectations; obtains input from the Chief Executive Officer on the performance reviews of the other executive officers; evaluates the potential for future contributions by each executive to our long-term success; and periodically compares our executive compensation against a benchmarking analysis of a group of peer companies. In 2017, we did a formal benchmarking analysis of our CEO, EVP of Display Operations, CFO and CTO compensation.

Peer Group

In 2017, the Compensation Committee engaged Radford to assist in selecting a new peer group with a median revenue and market capitalization size that approximated ours. Based on Radford’s structured peer group review process and recommendations:

•

Six companies were removed from the peer group. Clearfield Inc., CVD Equipment Corp, GSI Technology Inc., Innovative Solutions & Support Inc., QuickLogic Corp. and Rubicon Technology, Inc. due to acquisition or because their revenues and market capitalization were materially different than ours.

•	Three companies of generally similar size were added: Digimarc, DSP Group and Maxwell Technologies

The final 2017 peer group consisted of 13 companies with a median revenue and market capitalization size that approximated ours and included the following companies:

• CEVA Inc.	• Maxwell Technologies
• Digimarc.	• Mesa Laboratories Inc.
• DSP Group	• Microvision Inc.
• eMagin Corp.	• NVE Corp.
• ID Systems Inc.	• PDF Solutions Inc.
• Immersion Corp.	• Pixelworks, Inc.
• Intevac Inc.

The peer group information was a reference point in setting NEO compensation in 2018.

Elements of Compensation

Our compensation program is designed to be simple, straightforward and fair. We use the following compensation and benefits elements to provide an overall competitive compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies:

•	Base salary;

•	Annual bonus;

•	Long-term incentives; and

•	Employment and change-in-control agreements for the Chief Executive Officer.

The combination and allocation of the components and the target amount of each component is influenced by the role of the executive officer, individual performance, expected contributions, market practices, and the total value of all the compensation and benefits available to the individual executive officers. The Compensation Committee reviews and considers each component for each executive officer before making compensation decisions. Consistent with our historical practice, we weight the mix of compensation more towards base salary and long-term equity incentive plans and to a lesser extent short-term cash bonuses or short term equity awards as discussed below.

Compensation Element Detail

Base Salary

We believe that establishing an appropriate level of annual base salary for our executives is an important element in retaining and motivating our executive officers. In determining base salaries for our executive officers, the Compensation Committee considers the responsibilities of each position, cost of living adjustments and the skills and experience required for each job. The Compensation Committee’s determinations are influenced heavily by the evaluations and performance reviews for each executive officer by our Chief Executive Officer, as discussed above. In addition, the Compensation Committee reviews the peer group benchmarking analysis, if performed, and finally, reviews total compensation for reasonableness prior to making any final determinations.

In furtherance of our executive retention goals and as the Company has transitioned its business model, over the last three years we have established a base salary for our executives that represents approximately 25 to 30 percent, on average, of the Chief Executive Officer’s total annual compensation and 55 to 80 percent for our other NEOs. We believe this is appropriate given our focus on strategic milestone achievement related to developing new technologies and products critical to our future growth.

The following table summarizes the base salaries for the 2018:

Officer	Salary
Dr. Fan	$559,400
Mr. Sneider	349,048
Dr. Tsaur	389,563
Dr. Choi	274,246

Annual Bonus

Historically, we used annual cash bonus awards as a tool for motivating our executives, but not as the primary tool to attract, retain and motivate executives. We believe that there are larger companies that have wider-range and more complicated reward programs which, due to our size and development stage, do not make the most sense for us. We believe our executive officers are drawn to a smaller company such as ours for the potential wealth that can be created by growing our company. This potential wealth is more likely created through our equity-based incentive compensation plan. We therefore use annual bonus awards to provide some element of a more immediate reward to motivate our executives.

As commercial Wearable Technology computing products is a relatively new category and the product requirements are changing rapidly, establishing short-term goals that can be meaningfully measured and motivate employees is difficult. Accordingly, we have used discretionary cash bonuses or equity awards that vest over a short period of time (typically one year from date of grant) which have been based on the Compensation Committee’s review of the Company’s performance against our strategic initiatives. For fiscal 2018, no cash bonus was awarded by the Compensation Committee to the CEO and each of the other NEOs but instead, each NEO, other than the CEO, received a grant of 40,000 shares of restricted stock that vested if certain strategic milestones were achieved in 2018. The strategic milestones primarily related to commercialization of our technologies including customers designing in our technologies into their products, sales of certain products, and obtaining revenue and cash flow targets. The CEO received an award in conjunction with the extension of his employment agreement described below.

Long-Term Incentives

We believe that including an equity-based incentive component of compensation is a critical tool for motivating our executives and certain employees. We believe that granting equity awards to our executives aligns executive compensation with long-term stockholder value. By awarding executive officers with equity awards that vest over time, we believe that our executive officers will have a continuing stake in our long-term success.

We weight our total executive compensation towards restricted stock awards which either vest upon the achievement of certain milestones or vest over time. While our management can improve our financial performance through the sales of our current products, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements, particularly increasing our product and patent portfolios, will create the greatest stockholder value. We believe that by granting our executives meaningful levels of equity awards that vest both in the short- and long-term we will achieve the proper balance between incentivizing them to focus on the current fiscal year’s results and longer-term strategies of the Company.

In determining the size of each equity award granted to our executive officers, the Compensation Committee considers:

•	the amount previously awarded on an annual basis to the executive,

•	recommendations from the compensation consultant,

•	the total value of unvested equity awards held by the executive, and

•	the executive’s overall performance, our performance during the year and the dilution to the stockholders.

In 2018 we granted our Board, employees and consultants 1,549,000 equity awards, of which 940,000 were granted to our CEO and 120,000 were granted to our other NEOs. In conjunction with the extension of our CEO’s employment agreement on December 31, 2017 (the first day of fiscal year 2018), the Compensation Committee granted Dr. Fan 940,000 shares of restricted stock, 640,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $5.25 prior to the termination of Dr. Fan’s employment (the “$5.25 Award”); 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $6.00 prior to the termination of Dr. Fan’s employment (the “$6 Award”); and 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $7.00 prior to the termination of Dr. Fan’s employment (the “$7 Award”). Each of the other three NEOs received a grant of 40,000 shares that vested if certain milestones were achieved in 2018.

Perquisites

The Company does not offer any perquisites for the exclusive benefit of the NEOs. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible domestic employees, including executive officers. Benefits provided include health and dental coverage, group term life insurance, disability programs and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. The benefits provided to foreign employees are typically determined by the laws of the applicable country they reside in. We have no outstanding loans of any kind to our executive officers.

Clawback Policy

We have a Clawback Policy that provides that performance-based compensation is recoverable from an executive officer if the Board determines that an officer has engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for a restatement of the Company’s financial results. Performance-based compensation includes cash payments and any other awards pursuant to any Company incentive plan made on or after January 1, 2009 where payment was predicated on achieving certain financial results. If the Board or an authorized committee determines that any such performance-based compensation would have been at a lower amount had it been based on the restated financial results, the Company will, to the extent practicable and permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Employment and Other Agreements

We typically do not offer employment agreements and the only current named executive officer with such an agreement is our Chief Executive Officer. Dr. Fan’s agreement was amended on December 31, 2017, the first day of the Company’s fiscal year 2018. In the event Dr. Fan’s employment is terminated without cause or in connection with certain long-term disability events or dies or in the event of a change in control and Dr. Fan’s position, compensation or responsibilities change within twelve (12) months following the change of control or the parties do not extend or renew his employment agreement upon its expiration on comparable terms, Dr. Fan (or in the case of his death, his spouse) will receive $40,000 per year for 10 years following termination to cover certain medical expenses, severance pay of $1,500,000 payable in 24 monthly installments and his unvested stock awards will immediately vest. The agreement also contains covenants not to compete, non-solicitation clauses and our rights to inventions developed by Dr. Fan. In conjunction with the extension of Dr. Fan’s employment agreement, the Compensation Committee granted Dr. Fan 940,000 shares of restricted stock, 640,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $5.25 prior to the termination of Dr. Fan’s employment (the “$5.25 Award”); 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $6.00 prior to the termination of Dr. Fan’s employment (the “$6 Award”); and 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $7.00 prior to the termination of Dr. Fan’s employment (the “$7 Award”). The $5.25 Award, $6 Award and $7 Award will also vest if upon the closing of a change in control if the share price of the Company’s common stock is at least $5.25, $6 and $7, respectively, or if Dr. Fan is terminated without cause or due to his death or resigns for good reason.

Our Equity Plans provide for the acceleration of the vesting of unvested stock options and restricted stock awards in the event of a change in control.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our common stock and options to purchase our common stock, our executives will have interests that are more closely aligned with those of our stockholders.

We have share ownership and retention guidelines that require each director of the Company to own shares of our common stock or options to purchase shares of our common stock having an aggregate market value of at least three times the cash component of the director’s annual retainer (excluding committee retainers) for service on the Board.

In addition, the guidelines require our CEO to own shares of our common stock having an aggregate market value of at least three times his or her annual base salary. Our directors and our CEO have five years from the time they become subject to the stock ownership guidelines to achieve the target ownership thresholds. In 2018, all of our executives and directors were on track to maintain compliance with the minimum stock ownership guidelines.

We have an Insider Trading Policy that governs our officers, directors and employees. The policy imposes limits as to when and how our personnel can engage in transactions in our securities and prohibits short sales of our common stock by all our personnel. All of our officers have established 10b5-1 plans with an independent broker. These plans typically govern the sale of an officer’s stock when our stock prices meet certain levels. These plans, generally, may only be adjusted during certain times of the year with the Company’s approval.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

Accounting for Stock-Based Compensation

As discussed in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, the accounting for stock-based awards requires the measurement and recognition of compensation expense based on the fair value of all share-based payment awards made to employees and directors, including stock options and employee stock purchases under employee stock purchase plans. We are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited.

Since 2004 we have only issued restricted stock awards and the fair value of the award is typically based on the closing price of our stock on the Nasdaq on the day of grant. All employees are eligible to participate in our equity award program but the number of employees who actually participate annually has been reduced and does not typically include employees who are paid on an hourly basis.

Reducing the Possibility of Excess Risk-Taking

The Compensation Committee has determined that the risks arising from the compensation policies and practices for employees of the Company are not reasonably likely to have a material adverse effect on the Company as a whole. The Compensation Committee noted several design features of the Company’s cash and equity-based incentive programs that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives.

•	We set performance goals that we believe are reasonable in light of past and current performance, and assumed future market conditions.

•	Equity grants typically vest over a multi-year period to encourage our executives to maintain a long-term perspective.

•	We use restricted stock because restricted stock retains value even in a depressed market and executives will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The Compensation Committee has downward discretion over incentive program payouts.

•	For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis for the fiscal year ended December 29, 2018 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2018 Annual Report of the Company.

By the Compensation Committee of the Board of Directors of Kopin Corporation.

COMPENSATION COMMITTEE

Morton Collins, Chairperson

Andrew Chapman

Named Executive Officer Summary Compensation Table

The following table summarizes the total compensation for the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016, of those persons who served as our principal executive officer, our principal financial officer and our two next most highly compensated executive officers for the fiscal year ended December 29, 2018. We refer to these individuals in this proxy as our named executive officers.

Name and Principle Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total $
John C.C. Fan(6) President, Chief Executive Officer, Chairman of the Board	2018	$559,400	$—	$1,694,600	—	$—	—	$8,856	$2,262,856
	2017	$545,770	$30,000	$1,288,000	—	$—	—	$8,326	$1,872,096
	2016	$532,770	$40,000	$1,184,750	—	$—	—	$7,800	$1,765,320

Richard A. Sneider Treasurer and Chief Financial Officer	2018	$349,048	$—	$116,000	—	$—	—	$9,077	$474,125
	2017	$340,535	$20,000	$64,400	—	$—	—	$8,603	$433,538
	2016	$332,535	$30,000	$173,300	—	$—	—	$8,499	$544,334

Boryeu Tsaur Executive Vice President—Display Operations	2018	$389,563	$—	$116,000	—	$—	—	$8,717	$514,280
	2017	$380,062	$20,000	$64,400	—	$—	—	$8,652	$473,114
	2016	$371,062	$30,000	$200,600	—	$—	—	$8,581	$610,243

Hong Choi Chief Technology Officer	2018	$274,246	$—	$116,000	—	$—	—	$8,048	$398,294
	2017	$267,557	$20,000	$64,400	—	$—	—	$7,865	$359,822
	2016	$260,557	$30,000	$173,300	—	$—	—	$7,764	$471,621

(1)	The amount represents a discretionary cash bonus awarded by the Company.
(2)

The amounts in the column reflect the number of shares of restricted common stock granted in a year multiplied by the closing share price of the Company’s stock as listed on Nasdaq on the date of grant. See notes 1 and 7 of the consolidated financial statements included in our Form 10-K for the fiscal year ended December 29, 2018, regarding assumptions underlying valuation of equity awards.

(3)	The amounts reflect cash bonus payments earned with respect to annual incentive plans.
(4)	The Company does not maintain any pension or non-qualified deferred compensation plan.
(5)	Amounts represent the Company’s matching contributions under the Company’s 401(k) Plan ranging from $7,398 to $8,250 per year and premiums paid for life insurance.
(6)	Dr. Fan is not compensated for his services as a director.

Grants of Plan-Based Awards for 2018

The following table sets forth information relating to restricted stock granted pursuant to our Equity Plans and annual performance cash bonus plans awarded during the year ended December 29, 2018 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C.C. Fan(1)	12/31/17	—	—	—	—	—	—	940,000	—	—	$1,694,600
Richard Sneider(2)	2/9/18	—	—	—	—	—	—	40,000	—	—	$116,000
Boryeu Tsaur(2)	2/9/18	—	—	—	—	—	—	40,000	—	—	$116,000
Hong Choi(2)	2/9/18	—	—	—	—	—	—	40,000	—	—	$116,000

(1)

On December 31, 2017 the Compensation Committee in conjunction with the extension of our CEO’s employment agreement, granted Dr. Fan 940,000 shares of restricted stock, 640,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $5.25 prior to the termination of Dr. Fan’s employment (the “$5.25 Award”); 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $6.00 prior to the termination of Dr. Fan’s employment (the “$6 Award”); and 150,000 shares of which will vest at the end of the first 20 consecutive trading day period following the grant date during which the Company’s common stock trades at a price per share equal to or greater than $7.00 prior to the termination of Dr. Fan’s employment (the “$7 Award”). Each of the other three NEOs received a grant of 40,000 shares that vested if certain milestones were achieved in 2018.

(2)	On February 9, 2018 the Compensation Committee granted to our NEOs, excluding our CEO, 40,000 shares of restricted stock that vested in 2018 if certain performance milestones were achieved.
(3)

The grant date fair market value of the stock award is the product of a) the number of shares of restricted common stock granted in the year multiplied by the closing share price of the Company’s stock as listed on Nasdaq on the date of grant multiplied by b) the probability of the award vesting. The probability of the award vesting is the historical percentage of awards that vested as a percentage of the number of awards granted.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2018 summarized in the “Summary Compensation Table” was determined by our Compensation Committee. We enter into agreements with our named executive officers that define the criteria to earn their performance bonuses, terms of their restricted stock awards and for our Chief Executive Officer’s post-employment compensation. The material terms of these agreements are discussed under the caption “Compensation Discussion and Analysis—Employment and Other Agreements” and under the caption “Executive Employment Agreement/Other Potential Post-Employment Compensation” below.

Perquisites and Benefits

We provide benefit programs to executive officers and to other employees. The Board and executive management believe that perquisites for executive officers should be extremely limited in scope and value. As a result, Kopin has historically given nominal perquisites. The following table generally identifies such benefit plans and who may be eligible to participate.

Benefit Plan	Executive Officers	Certain Managers	Full Time Domestic Employees	Full Time Foreign Employees
401(k)	Yes	Yes	Yes	Not Offered
Defined Contribution to Retirement Plan	Not Offered	Not Offered	Not Offered	Yes(1)
Medical/Dental/ Vision Plans	Yes	Yes	Yes	Not Offered
Life and Disability Insurance(2)	Yes	Yes	Yes	Not Offered
Short Term Incentive Plan	Yes(3)	Yes(3)	Yes(4)	Not Offered
Equity Incentive Plan	Yes	Yes	Yes	Not Offered
Automobile Allowance	Not Offered	Yes(5)	Not Offered	Not Offered
Income Tax Planning services	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered
Financial Planning Allowance	Not Offered	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use(6)	Not Offered	Not Offered	Not Offered	Not Offered

(1)	Kopin’s United Kingdom and Korean subsidiaries contribute to a government sponsored retirement program for its employees.
(2)	Kopin pays for life insurance equal to an employee’s base salary for domestic employees.
(3)	Kopin has a short-term incentive plan pursuant to which certain officers and certain managers are paid a bonus if they remain with the company during the next fiscal year.
(4)	The Board of Directors has historically provided for a discretionary bonus award at the end of the fiscal year.
(5)	As the result of acquisitions in 2013 and 2012 several managers receive automobile allowances.
(6)	Kopin does not provide dwellings for personal use other than for temporary job relocation.

Executive Employment Agreement /Other Potential Post-Employment Compensation

As discussed above in our Compensation Discussion and Analysis, certain of our named executive officers and other employees have potential post-employment benefits. Our Equity Plans have provisions that may result in the acceleration of vesting of certain equity awards as a result of a change in control. In addition, the employment agreement with our Chief Executive Officer provides for certain post-employment benefits. The table below summarizes the effects on the compensation of our named executive officers as if the termination of employment or change of control provisions of the Equity Plans and employment agreement were triggered on December 29, 2018.

Name	Value of Equity Awards if a Change in Control Occurs on 12/29/18(1)	Health Care Benefits(2)	Severance Payments(2)
John C.C. Fan	$1,332,750	$191,000	$1,500,000
Richard A. Sneider	$27,500	—	—
Boryeu Tsaur	$82,500	—	—
Hong Choi	$27,500	—	—

(1)

Our Equity Plans provide for the acceleration of the vesting of our equity awards in the event of a change in control of the Company. The amounts in this column represent the value the executive officer would have received if there were a change of control of the Company on December 29, 2018, and his unvested restricted stock awards as of December 29, 2018 became vested. The restricted stock award value is computed by multiplying the number of unvested shares of restricted stock at December 29, 2018 by the closing price of the Company’s Common Stock on Nasdaq on December 29, 2018 ($1.10). There were no unvested stock options as of December 29, 2018.

(2)

We have entered into an employment agreement with our Chairman and Chief Executive Officer, Dr. John C.C. Fan, pursuant to which we have agreed to employ Dr. Fan as Chief Executive Officer. The agreement will terminate on December 31, 2020. In the event Dr. Fan is terminated without cause or dies or in the event of a change in control of the Company and Dr. Fan’s position, compensation or responsibilities change within twelve (12) months following the change in control or the parties do not extend or renew his employment agreement upon its expiration on comparable terms, Dr. Fan (or in the case of his death, his spouse) will receive $40,000 per year for 10 years following termination to cover certain medical expenses (the “Health Care Benefit”), severance pay of $1,500,000 payable in 24 equal monthly installments and his unvested stock awards will immediately vest. The employment agreement also contains covenants not to compete, non-solicitation clauses and our rights to inventions by Dr. Fan. The present value of the Health Care Benefit for Dr. Fan and his wife if triggered under this agreement is estimated to be $191,000 assuming we retain our current level of health care benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses information concerning stock options and unvested stock awards held by our named executive officers as of December 29, 2018 pursuant to our Equity Plans. Market value information is determined by multiplying the number of shares by the closing price of our common stock on Nasdaq on the last trading day of our 2018 fiscal year ($1.10 as of December 29, 2018).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)
John C.C. Fan	—	—	—	—	—	1,202,500	$1,322,750	—	—
Richard A. Sneider	—	—	—	—	—	25,000	$27,500	—	—
Boryeu Tsaur	—	—	—	—	—	75,000	$82,500	—	—
Hong Choi	—	—	—	—	—	25,000	$27,500	—	—

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards as of the end of our 2018 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C.C. Fan	—	—	356,250	$502,313
Richard A. Sneider	—	—	46,250	$65,213
Boryeu Tsaur	—	—	71,250	$100,463
Hong Choi	—	—	46,250	$65,213

(1)	Value realized equals number of shares vested multiplied by the closing price of our common stock on the Nasdaq Global Market on the day the shares vested.

CEO to Median Employee Pay Ratio Information for 2018

Pursuant to Section 953(b) of the Dodd-Frank Act, the SEC issued the “Pay Ratio” disclosure rule under Item 402(u) of Regulation S-K requiring companies to disclose the ratio of total compensation for their Principal Executive Officer to that of the Company’s median employee.

Based on a reasonable estimate of the 2018 total compensation of our median employee and Dr. Fan’s 2018 total compensation (as detailed in the Summary Compensation Table of this proxy statement), we have estimated the following “pay ratio” for 2018:

•	CEO total compensation: $2,262,856

•	Median Employee total compensation: $80,853

•	Ratio of CEO to Median Employee: 28 to 1

All data included in the calculation is prepared in accordance with the requirements of Item 402(u) of Regulation S-K.

Methodology for Selecting the Median Employee

We created a list of all 193 employees, excluding the CEO and, utilizing the amount of annual base pay of all of our employees, determined the total compensation for our median employee. To determine annual base pay for our hourly and our part-time employees, we multiplied their hourly rate by a full year. Of the 193 employees, 142 are employees within the U.S. and 51are employees outside of the U.S. To convert compensation paid to foreign employees into U.S. dollars, we selected December 29, 2018 as the determination date and used the average foreign exchange rate for the fiscal year 2018 for the foreign currency of the applicable employees, primarily British pounds. The pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC. The SEC rules allow for varying methodologies for companies to identify their median employee; other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies may not be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

Equity Compensation Plan Information

The following table sets forth information as of December 29, 2018 about shares of our common stock issuable upon exercise of outstanding options, warrants and rights and available for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	$—	1,699,737	(2)
Equity compensation plans not approved by security holders	—	$—	—

(1)	Consists of the 2010 Equity Incentive Plan.
(2)	Shares available under the 2010 Equity Incentive Plan as of December 29, 2018.

Director Compensation

Our Board-approved compensation for non-employee directors is as follows:

•	Annual retainer: $45,000

•	Annual stock grant: 10,000 shares of restricted stock which vest on the anniversary of the grant

•	Meeting fees for Board, Compensation, Audit or Nominating Committee meetings: $1,000 per meeting

Committee membership fees paid annually:

•	Audit and Nominating Committee Chairperson: $10,000

•	Compensation Committee Chairperson: $6,250

•	Audit Committee member: $5,000

•	Nominating Committee member: $2,500

•	Compensation Committee member: $6,250

Each non-employee director is also entitled to receive an initial restricted stock award for 10,000 shares of our common stock on the date of his or her initial election to the Board. We also pay expenses for attendance at meetings of the Board and committees thereof.

The following table sets forth certain information regarding the compensation earned by or awards to each non-employee director who served on our Board of Directors in the 2018 fiscal year. Dr. Fan, who is an employee of Kopin, is not compensated for his services as a director.

Director Summary Compensation Table for 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(3)	Total ($)
James K. Brewington(4)	$53,500	$33,900	—	—	—	—	$87,400
David E. Brook(5)	$50,000	$33,900	—	—	—	—	$83,900
Andrew H. Chapman(6)	$70,250	$33,900	—	—	—	—	$104,150
Morton Collins(7)	$70,250	$33,900	—	—	—	—	$104,150
Chi Chia Hsieh(8)	$61,000	$33,900	—	—	—	—	$94,900
Michael J. Landine(9)	$68,500	$33,900	—	—	—	—	$102,400

(1)

Each Board member received his annual restricted stock grant of 10,000 shares which vests on the anniversary of the grant if the person is still a member of our Board of Directors on such anniversary. The amounts in the column were determined by multiplying the number of shares of restricted common stock granted by the closing price of our common stock as listed on the Nasdaq on the day of grant. The 2018 grant occurred on May 9, 2018, and the closing price of our stock was $3.39.

(2)	There were no stock options issued in 2018.
(3)

No non-equity incentive compensation, pension, non-qualified deferred compensation or other compensation payments were made as compensation for director services in fiscal year 2018 or are contemplated under our current compensation plan.

(4)

Mr. Brewington’s annual cash fees were comprised of the annual retainer of $45,000, $2,500 for serving as a member of the Nominating and Corporate Governance Committee, $5,000 for attending meetings of the Board, and $1,000 for attending meetings of the Nominating and Corporate Governance Committee.

(5)	Mr. Brook’s annual cash fees were comprised of the annual retainer of $45,000 and $5,000 for attending meetings of the Board of Directors.

(6)

Mr. Chapman’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for serving as a member of the Audit Committee, $6,250 for serving as a member of the Compensation Committee, $5,000 for attending meetings of the Board, $4,000 for attending meetings of the Audit Committee and $5,000 for attending meetings of the Compensation Committee.

(7)

Mr. Collins’ annual cash fees were comprised of the annual retainer of $45,000, $5,000 for serving as a member of the Audit Committee, $6,250 for serving as the Compensation Committee Chairperson, $5,000 for attending meetings of the Board, $4,000 for attending meetings of the Audit Committee and $5,000 for attending meetings of the Compensation Committee.

(8)

Dr. Hsieh’s annual cash fees were comprised of the annual retainer of $45,000, $5,000 for attending meetings of the Board, $10,000 for serving as a the Nominating and Corporate Governance Committee Chairperson and $1,000 for attending meetings of the Nominating and Corporate Governance Committee.

(9)

Mr. Landine’s annual cash fees were comprised of annual cash fees were comprised of the annual retainer of $45,000, $10,000 for serving as Audit Committee Chairperson, $2,500 for serving as a member of the Nominating and Corporate Governance Committee, $5,000 for attending meetings of the Board, $5,000 for attending meetings of the Audit Committee and $1,000 for attending meetings of the Nominating and Corporate Governance Committee.

Audit Committee Report

The Audit Committee of the Board currently consists of Andrew H. Chapman, Morton Collins and Michael J. Landine, each of whom the Board has determined is independent under applicable SEC and Nasdaq Rules. The Board also has determined that Mr. Landine is an “audit committee financial expert” under applicable SEC rules and regulations.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee charter, which is available at the Company’s website at www.kopin.com, under the heading “Investors: Corporate Governance,” describes in greater detail the full responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, has been engaged to perform an independent audit of the consolidated financial statements and to express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America and also to express an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte.

During the course of the 2018 fiscal year, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during this process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the

Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 29, 2018, filed with the SEC, as well as Deloitte’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of internal control over financial reporting for the fiscal year ended December 29, 2018. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2019.

The Committee has discussed with Deloitte the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—“Communication with Audit Committees.” Deloitte has also provided to the Committee its letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte the firm’s independence.

Based on its review and the discussion noted above, the Audit Committee recommended to the Board that the Company’s Consolidated Financial Statements for the fiscal year 2018 be included in the Company’s Annual Report on Form 10-K for the 2018 fiscal year for filing with the SEC.

Audit Committee

Michael Landine, Chairperson

Andrew H. Chapman

Morton Collins

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

Deloitte & Touche LLP, independent certified public accountants, has been the independent registered public accounting firm of the Company since 1985. The Board has recommended that the stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2019.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

Board Recommendation

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

Proxies solicited by the Board will be voted “FOR” this Proposal 2

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. In the event the appointment of Deloitte & Touche LLP should not be approved by the stockholders, the Board will consider making another appointment to be effective at the earliest possible time but has no obligation to do so. Any broker non-votes and abstentions from voting received will have no effect on the outcome of this Proposal 2.

Audit Fees

The aggregate fees for the fiscal years ended December 29, 2018 and December 30, 2017 billed by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and member firms of Deloitte Touche Tohmatsu, were as follows:

Fee Category	Fiscal Year 2018	% of Total	Fiscal Year 2017	% of Total
Audit Fees	$1,050,000	99%	$1,113,000	99%
Audit-Related Fees	—	—	—	—
Tax Fees	9,000	1%	8,650	1%
All Other Fees	$2,600	—	$2,600	—

Total Fees	$1,061,600	100%	$1,124,250	100%

Audit Fees—consists of fees for the audit of our financial statements and attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services, except those not required by statute or regulation.

Audit-Related Fees—consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees—consists of fees for tax compliance and planning services. Tax compliance includes fees for professional services related to international tax compliance and preparation. Tax planning consists primarily of fees related to a transfer pricing study and preparation of our subsidiary tax returns.

All Other Fees—consists of fees for all other permissible services other than those reported above. For 2018 and 2017 the fees were for use of a research data base.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent accountants when the entire committee is unable to do so. The Audit Committee approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the provisions of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. Accordingly, the following resolution will be submitted for a stockholder vote at the 2019 Annual Meeting:

“RESOLVED, that the stockholders of Kopin Corporation (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section set forth in the Proxy Statement for this Annual Meeting.”

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with our financial performance and the creation of sustainable stockholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs to make executive pay dependent on our performance (or “at-risk”). In addition, as an executive officer’s responsibility and ability to affect our financial results increases, the portion of his or her total compensation deemed “at-risk” increases. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We provide our stockholders the opportunity every year to vote on a non-binding, advisory basis to approve the compensation of our named executive officers. The Company expects that the next advisory vote on executive compensation will be at the 2020 Annual Meeting of Stockholders.

This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter.

Board Recommendation

The Board recommends that the stockholders vote to approve, on an advisory basis, the overall compensation of the Company’s named executive officers by voting “FOR” this resolution.

Proxies solicited by the Board will be voted “FOR” this resolution.

COST AND METHOD OF SOLICITATION

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

DIRECTIONS TO THE ANNUAL MEETING

Offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110

From the North: From the North: From I-93 South and the Tobin Bridge, take Exit 23 (Purchase Street/South Station). Upon exiting, proceed on Purchase Street and turn right onto Pearl Street. Turn left onto Franklin Street, then turn right onto Federal Street. Proceed to One Federal Street. From the South: Take I-93 north to Exit 20 (Mass. Turnpike/South Station). Stay in left lane. While on this long ramp, follow the sign for South Station/Chinatown. Continue straight (Lincoln Street) and at the 3rd traffic light turn right onto Summer Street. Take next left onto High Street then take first left onto Federal Street. Proceed to One Federal Street. From the West: Take the Mass. Turnpike (I-90) to Exit 24-A (South Station), following signs for Atlantic Avenue. At the 3rd traffic light, turn left onto Summer Street. Continue on Summer Street through 2 traffic lights, turning right onto High Street then take first left onto Federal Street. Proceed to One Federal Street. From Logan Airport: Follow the “Exit” signs from the airport to the Sumner Tunnel. Stay in the left lane of the tunnel. At the end of the tunnel, bear left and follow signs for Government Center. Turn left onto Congress Street. Follow Congress Street to Purchase Street. Turn right onto Purchase Street. Follow Purchase Street to Summer Street. Turn right onto Summer Street. Turn right at the next set of lights (High Street). On High Street take first left onto Federal Street. Proceed to One Federal Street. From the MBTA Red Line, Amtrak, and Commuter Rail (South Station): Coming out of South Station onto Summer Street, cross Surface Road and walk straight on to Federal Street. Continue on Federal Street, eventually crossing over Franklin Street. One Federal Street is on the left side of the street.

GENERAL

We are not aware of any other matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority to the named proxies in the event any additional matters should be presented.

We will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, our Annual Reports on Form 10-K for the fiscal years 2017 and 2016 as filed with the SEC. Our 2018 Annual Report on Form 10-K is enclosed. Only one copy of the Annual Report and this proxy statement and notice of annual meeting is being delivered to multiple stockholders sharing one address, unless we have received contrary instructions. Upon written or oral request, we will deliver promptly a separate copy to a stockholder at a shared address to which a copy was delivered. If you received more than one copy of the proxy statement and wish to reduce the number of reports you receive, we will discontinue the mailing of reports on the accounts you select. Requests for the foregoing should be directed to Kopin Corporation, 125 North Drive, Westborough MA 01581, Attention: Chief Financial Officer, 508-870-5959.

We expect to hold our 2020 annual stockholder meeting on or about May 31, 2020, and proxy materials in connection with that meeting are expected to be mailed approximately thirty days prior to the meeting.

JOHN C.C. FAN

Chairman

KOPIN CORPORATION 125 NORTH DRIVE WESTBOROUGH, MA 01581

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on 05/20/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on 05/20/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1A	John C.C. Fan	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1B	James K. Brewington	☐	☐	☐	2 PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT FISCAL YEAR.	☐	☐	☐

1C	David E. Brook	☐	☐	☐
1D	Scott Anchin	☐	☐	☐	3 AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
1E	Morton Collins	☐	☐	☐	NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
1F	Chi Chia Hsieh	☐	☐	☐
1G	Richard Osgood	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

KOPIN CORPORATION

Annual Meeting of Stockholders

Tuesday, May 21, 2019 9:00 AM

This proxy is solicited by the Board of Directors of Kopin Corporation

The undersigned hereby appoints John C.C. Fan and Richard A. Sneider, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to vote all the shares of our common stock of Kopin Corporation which the undersigned would be entitled to vote if personally present at the 2019 Annual Meeting of Stockholders to be held on Tuesday, May 21, 2019 at 9:00 a.m. at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, or any adjournment thereof. This proxy hereby revokes all former proxies submitted by the undersigned stockholder.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL (1), AND WILL BE VOTED “FOR” PROPOSALS (2) AND (3).

If you vote over the internet or by telephone, please do not mail your proxy card. Your vote is important. Please vote immediately.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side